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EXHIBIT 10.1

PLAN AND AGREEMENT OF REORGANIZATION

This Plan and Agreement of Reorganization is entered this 13th day of May, 2004, among Air-Q Wi-Fi Corporation, a Delaware corporation, sometimes referred to in this Agreement as the “Purchaser,” and the following persons, all of whom are shareholders of AirRover Networks, Inc. and executing this Agreement: Michael Recker, Gerald Roletter, Frederic Diggs, Barbara Neff (collectively, Messrs. Recker, Roletter and Diggs and Ms. Neff are referred to sometimes herein as the “Founding Shareholders”), Rob Blanchard, Chris Roletter, Steve Judy, Matt White, Saeng Thongphachanh, Charlie Abod and Mike Barretta. These persons, as a group, are sometimes referred to collectively in this Agreement as the “Shareholders”. The Shareholders own, in the aggregate, 100% of all of the outstanding shares of capital stock of AirRover Networks, Inc., a Maryland corporation, sometimes referred to in this Agreement as the “Acquired Corporation.”

This Plan specifies a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. The Purchaser will acquire from the Shareholders all of the issued and outstanding shares of capital stock of the Acquired Corporation, in exchange solely for shares of voting stock of the Purchaser. Under this Plan, the Acquired Corporation will become a wholly-owned subsidiary of the Purchaser.

In order to consummate the Plan of Reorganization, the Purchaser and the Shareholders, in consideration of the mutual covenants and on the basis of the representations and warranties set forth, agree as follows:

ARTICLE 1

EXCHANGE OF CAPITAL STOCK

Transfer of Acquired Corporation’s Capital Stock

1.01. Subject to the terms and conditions of this Agreement, the Shareholders will transfer and deliver to Purchaser, on the Closing Date, certificates for shares of capital stock of the Acquired Corporation, duly endorsed in blank with signatures bearing a Signature Guaranty, as follows:

Name and Address of Shareholder	No. of Shares of Capital Stock of Acquired Corporation
Michael Recker, 408 Inspiration Lane, Gaithersburg, Maryland 20878	800,000 shares of common stock
Gerald Roletter, 480 Winding Rose Drive, Rockville, Maryland 20850	800,000 shares of common stock
Frederic Diggs, 5036 Tothill Drive, Olney, Maryland 20832	500,000 shares of common stock
Barbara Neff, 12007 Quarum Place, Bowie, Maryland 20720	400,000 shares of common stock
Rob Blanchard, 601 Somerset Road, Baltimore, Maryland 21210	20,000 shares of common stock
Chris Roletter, 2218 Steel Road, Floor 2, Drexel Hill, Pennsylvania 19026	8,000 shares of common stock
Steve Judy, 2303 Churchill Road, Silver Spring, Maryland 20902	10,000 shares of common stock
Matt White, 730 N.W. 20th Avenue, #210, Portland, Oregon 97209	11,250 shares of common stock
Saeng Thongphachanh, 18905 Coral Grove Terrace, Germantown, Maryland 20874	6,250 shares of common stock
Charlie Abod, 6225 Executive Boulevard, Rockville, Maryland 20852	10,000 shares of common stock
Mike Barretta, 11705 Potomac Crossing Way, Apt. 24, Fairfax, Virginia 22030	4,000 shares of common stock

Consideration for Transfer

1.02. In exchange for the number of shares transferred by the Shareholders pursuant to Paragraph 1.01 and for the release of liability pursuant to the Promissory Notes referred to in Paragraph 8.02, Purchaser will issue and cause to be delivered to Shareholders, on the Closing Date, a total of 206,000 shares of Purchaser’s Common Stock, as follows:

Name of Shareholder	No. of Shares of Common Stock of Purchaser
Michael Recker	65,269 shares of common stock
Gerald Roletter	65,269 shares of common stock
Frederic Diggs	38,918 shares of common stock
Barbara Neff	31,134 shares of common stock
Rob Blanchard	1,556 shares of common stock
Chris Roletter	622 shares of common stock
Steve Judy	779 shares of common stock
Matt White	876 shares of common stock
Saeng Thongphachanh	486 shares of common stock
Charlie Abod	779 shares of common stock
Mike Barretta	312 shares of common stock

The Closing; Closing Date

 1.03. Subject to the conditions precedent set forth in this Agreement, and the other obligations of the parties set forth in this Agreement, the Plan of Reorganization shall be consummated at the offices of AirRover Networks, Inc., 408 Inspiration Lane, Gaithersburg, Maryland 20878, on May 28, 2004, at the hour of 2:00 p.m., or at any other place and date as the parties fix by mutual consent. Consummation shall include the delivery by the Shareholders of their respective shares of capital stock of the Acquired Corporation, as provided in Paragraph 1.01 of this Agreement, and the delivery by the Purchaser of its shares of Common Stock, as provided in Paragraph 1.02 of this Agreement. The date of the consummation of this Agreement is referred to as the “Closing Date”.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS OF ACQUIRED CORPORATION

 The Founding Shareholders, and each of them, represent and warrant, as of the date of this Agreement and as of the Closing Date, as follows:

Organization and Standing of Acquired Corporation

 2.01. AirRover Networks, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland, with corporate power to own property and carry on its business as it is now being conducted. A true copy of the Articles of Incorporation of AirRover Networks, Inc., as amended to date, that have been certified by the Secretary of State of Maryland and delivered to Purchaser, is complete and accurate as of the date of this Agreement. AirRover Networks, Inc. is qualified to transact business as a foreign corporation and is in good standing in all jurisdictions in which it carries on business or in which any of its principal properties are located.

Subsidiaries

 2.02. AirRover Networks, Inc. has no subsidiaries nor any interest in any other corporation, firm, partnership or other juridical entity.

Capitalization

 2.03. AirRover Networks, Inc. has an authorized capitalization of 10,000,000 shares, (a) 6,000,000 shares of which are voting shares and (b) 4,000,000 shares of which are non-voting shares, and all of which shares have a par value per share of $.025. As of the date of this Agreement, 2,500,000 voting shares and 69,500 non-voting shares are issued and outstanding, fully paid and non-assessable. There are no outstanding subscriptions, options, contracts, commitments or demands relating to the authorized but unissued stock of AirRover Networks, Inc. or other agreements of any character under which AirRover Networks, Inc. would be obligated to issue or purchase shares of its capital stock. Each of the Shareholdersexecuting this Agreement has waived, and does hereby waive, any preemptive or prescriptive right to purchase shares of AirRover Networks, Inc. that each such Shareholder has or may have had in the past. None of the Shareholders executing this Agreement is subject to a right of first refusal as to his or her stock.

Ownership of Acquired Corporation’s Capital Stock

 2.04. Each of the Shareholders executing this Agreement is, on the date of this Agreement, and on the Closing Date will be, the lawful owner of the number of shares of capital stock of AirRover Networks, Inc. that is set forth opposite each such Shareholder’s name in Paragraph 1.01 of this Agreement. Each of the Shareholders executing this Agreement has the legal right and power to sell, assign and transfer the shares of such Shareholder in the capital stock of AirRover Networks, Inc. The delivery of the described shares to the Purchaser pursuant to the provisions of this Agreement will transfer valid title to the shares free and clear of all liens, encumbrances, claims and other restrictions of any kind.

Financial Statements

 2.05. (a) The Founding Shareholders have delivered to Purchaser the unaudited balance sheet of AirRover Networks, Inc., at March 31, 2004, and the related statements of income and retained earnings from inception through such date. All of the financial statements described in this Paragraph have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis, and present fairly the financial position of AirRover Networks, Inc., as of their respective dates.

  (b) Other than changes occurring in the usual and ordinary conduct of the business since March 31, 2004, there have been, and at the Closing Date there will be, no materially adverse changes in such financial condition of AirRover Networks, Inc.

  (c) Subject only to any changes occurring in the usual and ordinary course of business, the assets of AirRover Networks, Inc., at the Closing Date, will be substantially those owned by it and shown on its financial statements as of March 31, 2004.

Operations Since Balance Sheet Date

 2.06. Since March 31, 2004, AirRover Networks, Inc. has not, and prior to the Closing Date will not have, without written notice to Purchaser:

  (a) Issued or sold any stock, bond or other corporate securities.

  (b) Except for current liabilities incurred and obligations entered into in the usual and ordinary course of business, incurred any absolute or contingent obligation, including long-term debt.

  (c) Except for current liabilities shown on the balance sheet and current liabilities incurred since that date in the usual and ordinary course of business, discharged or satisfied any lien or encumbrance, or paid any obligation or liability.

  (d) Mortgaged, pledged or subjected to lien any of its assets.

  (e) Except in the usual and ordinary course of business, sold or transferred any of its tangible assets, or canceled any debts or claims, or waived any rights of substantial value.

  (f) Sold, assigned or transferred any patents, formulas, trademarks, trade names, copyrights, licenses, or other intangible assets.

  (g) Incurred any materially adverse losses or damage, or become involved in any strikes or other labor disputes.

  (h) Entered into any transaction other than in the usual and ordinary course of business, except for the transaction that is the subject matter of this Agreement.

Title to Assets

 2.07. The Acquired Corporation has good and marketable title to all its assets specified in the schedule described in Paragraph 2.08, and reflected in the balance sheet dated March 31, 2004. None of such is subject to any mortgage, pledge, lien, charge, security interest, encumbrance or restriction, except those that:

  (a) Are disclosed on the balance sheet as securing specified liabilities;

  (b) Are disclosed in the Schedule of Assets pursuant to paragraph 2.08; or

  (c) Do not materially adversely affect the use of the asset. The buildings and equipment of AirRover Networks, Inc. are in good condition and repair, except for reasonable wear and tear.

Schedule of Assets

 2.08. Prior to the Closing Date, the Founding Shareholders will have delivered to the Purchaser a separate Schedule of Assets, specifically referring to this paragraph, containing a true and complete:

  (a) Legal description of all real property owned by AirRover Networks, Inc. and any real property in which AirRover Networks, Inc. has a leasehold interest;

  (b) Aged list of accounts receivable as of the Closing Date;

  (c) List of all capitalized machinery, tools, equipment and rolling stock owned by AirRover Networks, Inc. that sets forth any liens, claims, encumbrances, charges, restrictions, covenants and conditions concerning the listed items;

  (d) Description of all machinery, tools, equipment and rolling stock in which AirRover Networks, Inc. has a leasehold interest, with a description of each interest;

  (e) A true and complete list of all patents, patent licenses, trademarks, trademark registrations, trade names, copyrights, and copyright registrations owned by AirRover Networks, Inc.; and

  (f) List of all fire and other casualty and liability insurance policies of AirRover Networks, Inc. in effect at the time of delivery of such schedule.

Indebtedness

 2.09. (a) Except as set forth in the balance sheet of AirRover Networks, Inc. dated March 31, 2004, described in Paragraph 2.05, AirRover Networks, Inc. presently has no outstanding indebtedness other than liabilities incurred in the usual and ordinary course of business or in connection with this transaction. AirRover Networks, Inc. is not in default with respect to any terms or conditions of any indebtedness.

  (b) AirRover Networks, Inc. has not made any assignment for the benefit of creditors, nor has any involuntary or voluntary petition in bankruptcy been filed by or against AirRover Networks, Inc.

Litigation

 2.10. (a) To the best knowledge of the Founding Shareholders, AirRover Networks, Inc. is not party to, nor has it been threatened with, any litigation or governmental proceeding that, if decided adversely to it, would have a materially adverse affect on the transaction contemplated by this Agreement, or on the financial condition, net worth, prospects or business of AirRover Networks, Inc. To the best knowledge of the Founding Shareholders, and each of them, they are not aware of any facts that might result in any action, suit or other proceeding that would result in any material adverse change in the business or financial condition of AirRover Networks, Inc.

  (b) To the best knowledge of the Founding Shareholders, and each of them, AirRover Networks, Inc. is not infringing on, or otherwise acting adversely to, any copyrights, trademark rights, patent rights or licenses owned by any other person, and there is no pending claim or threatened action with respect to such rights. AirRover Networks, Inc. is not obligated to make any payments in the form of royalties, fees, or otherwise to any owner or licensor of any patent, trademark, trade name or copyright.

Compliance With Law and Other Instruments

 2.11. To the best knowledge of the Founding Shareholders, the business operation of AirRover Networks, Inc. has been, and currently is being, conducted in accordance with all applicable laws, rules and regulations of all authorities, including, without limitation, state franchise registration and/or business opportunity laws and regulations, or laws similar thereto. To the best knowledge of the Founding Shareholders, AirRover Networks, Inc. is not in violation of, or in default under, any term or provision of its Articles of Incorporation, its Bylaws or of any lien, mortgage, lease, agreement, instrument, order, judgment or decree, or any other type of restriction that would prevent consummation of the exchange of securities contemplated by this Agreement.

Contractual Obligations

 2.12. To the best knowledge of the Founding Shareholders, AirRover Networks, Inc. is not a party to, or bound by, any written or oral:

 (a) Contract not made in the usual and ordinary course of business;

  (b) Employment or consultant contract that is not terminable at will without cost or other liability to AirRover Networks, Inc. or any successor;

 (c) Contract with any labor union;

  (d) Bonus, pension, profit-sharing, retirement, stock option, hospitalization, group insurance or similar plan providing employee benefits;

(e) Any real or personal property lease as lessor;

(f) Advertising contract or contract for public relations services;

 (g) Purchase, supply or service contracts in excess of $500 each, or in the aggregate of $5,000 for all such contracts;

  (h) Deed of trust, mortgage, conditional sales contract, security agreement, pledge agreement, trust receipt or any other agreement subjecting any of the assets or properties of AirRover Networks, Inc. to a lien, encumbrance or other restriction;

  (i) Term contract continuing for a period of more than 30 days that is not terminable without liability to AirRover Networks, Inc. or its successors; or

  (j) Contract that contains a redetermination of price or similar type of provision.

AirRover Networks, Inc. has performed all obligations required to be performed by it to date and is not in material default under any of the contracts, leases or other arrangements by which it is bound. None of the parties with whom AirRover Networks, Inc. has contractual arrangements are in default of their obligations.

Changes in Compensation

 2.13 Since the balance sheet date of March 31, 2004, AirRover Networks, Inc. has not granted any general pay increase to employees or changed the rate of compensation, commission or bonus payable to any officer, employee, director, agent or shareholder.

Inventories

 2.14 Since the balance sheet date of March 31, 2004, AirRover Networks, Inc. has continued to replenish its inventories in the customary manner of entities engaged in the business AirRover Networks, Inc. conducts, and will continue to do so until the Closing Date.

Records

 2.15. All of the account books, minute books, stock certificate books and stock transfer ledgers of AirRover Networks, Inc. are complete and accurate.

No Brokers or Finders

 2.16. All negotiations related to this Agreement on the part of each of the Shareholders executing this Agreement have been accomplished solely by such Shareholders without the assistance of any person employed as a broker or finder. None of the Shareholders executing this Agreement has done anything to give rise to any valid claims against Purchaser or AirRover Networks, Inc. for a brokerage commission, finder’s fee or any similar charge.

Taxes

 2.17. (a) AirRover Networks, Inc. has filed all federal income tax returns and, in each state where qualified to do business or incorporated, all state income tax and franchise tax returns that are required to be filed. AirRover Networks, Inc. has paid all taxes as shown on the returns as have become due, and has paid all assessments received that have become due.

  (b) The Founding Shareholders, and each of them, will indemnify Purchaser for any and all deficiencies in prior years’ taxes determined against AirRover Networks, Inc.

Full Disclosure

 2.18. As of the Closing Date, the Founding Shareholders will have disclosed all events, conditions and facts materially affecting the business and prospects of AirRover Networks, Inc. The Founding Shareholders, and each of them, have not withheld knowledge of any events, conditions and facts that they have reasonable ground to know may materially affect the business and prospects of AirRover Networks, Inc. None of the representations and warranties made by any of the Shareholders in this Agreement, or set forth in any other instrument furnished to Purchaser, contain any untrue statement of a material fact, fail to state material facts or fail to state facts necessary to make the statements of fact made not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Securities Act Disclosure – Registration Statement

 3.01 There is attached to this Agreement as Exhibit 3.01 a copy of Pre-effective Amendment No. 1 to Purchaser’s currently pending Registration Statement on Form S-1 (the “Registration Statement”), as filed with the Securities and Exchange Commission. The disclosure contained in the Registration Statement is incorporated herein by this reference. Purchaser represents and warrants that the information contained in the Registration Statement accurately reflects its business operations and current financial condition.

Organization and Standing of Purchaser

 3.02. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with corporate power to own property and carry on its business as it is now being conducted. Copies of the certificate of incorporation of Purchaser that have been delivered to the Shareholders are complete and accurate as of the date of this Agreement. Purchaser is not required to be qualified as a foreign corporation to transact business in any other jurisdiction.

Subsidiaries

 3.03. Purchaser has one subsidiary corporation: Air-Q Corp., a Nevada corporation.

Capitalization

 3.04. Purchaser has an authorized capitalization of (a) 200,000,000 shares of common stock of the par value of $.001 per share, of which 20,422,704 shares are issued, outstanding and fully paid, as of the date of this Agreement, and (2) 50,000,000 shares of preferred stock of the par value of $.001 per share, of which 500,000 shares, designated Series A, are issued, outstanding and fully paid, as of the date of this Agreement. Except as described in the Registration Statement, there are no outstanding options, contracts, calls, commitments or demands relating to the authorized but unissued stock of Purchaser.

Financial Statements

 3.05. Purchaser has delivered to the Shareholders audited financial statements of Purchaser for the year ended December 31, 2003.

 The financial statements listed in this paragraph present fairly the financial condition of Purchaser at the specified date.

Financial Condition Since December 31, 2003

 3.06. Since the date of the financial statements of Purchaser, December 31, 2003, no change, event or condition has occurred that materially and adversely affects the financial condition, assets, business or prospects of Purchaser, to the knowledge of any of its officers.

Title to Assets

 3.07. All book assets of Purchaser are in existence in its possession, are in good condition and repair and conform to all applicable laws, regulations and ordinances. Purchaser has good and marketable title to all of its assets and, except as shown on its balance sheet as of December 31, 2003, holds such assets subject to no mortgage, lien or encumbrance.

Status of Issued Shares

 3.08. The shares of Purchaser Common Stock that are to be issued and delivered to the Shareholders pursuant to the terms of this Agreement will be validly authorized and issued, and will be fully paid and non-assessable. No shareholder of Purchaser will have any preemptive right of subscription or purchase with respect to the shares to be issued and delivered.

Indebtedness

 3.09. Except as set forth in the balance sheet of Purchaser as of December 31, 2003, there is no outstanding indebtedness, other than liabilities incurred in connection with this transaction.

 Purchaser is not in default with respect to any terms or conditions of any indebtedness.

Litigation

 3.10. Purchaser is not a party to, nor has it been threatened with any litigation or governmental proceeding that could have a materially adverse affect on the transaction contemplated by this Agreement or on the financial condition of Purchaser.

Purchaser’s Authority

 3.11. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of Purchaser, in accordance with its terms. No provision of the Purchaser’s Certificate of Incorporation, Bylaws, minutes, share certificates or contracts prevents Purchaser from delivering good title to its shares of Common Stock in the manner contemplated by this Agreement.

Brokers and Finders

 3.12. All negotiations on the part of the Purchaser related to this Agreement have been accomplished solely by the Purchaser without the assistance of any person employed as a broker or finder. The Purchaser has done nothing to give rise to any valid claims against the Shareholders for a brokerage commission, finder’s fee or any similar charge.

Taxes

 3.13. Purchaser has filed all federal income tax returns and, in each state where qualified or incorporated, all state income tax or franchise tax returns that are required to be filed, and have paid all taxes as shown on the returns as they have become due.

Full Disclosure

 3.14. As of the Closing Date, Purchaser will have disclosed to the Shareholders all events, conditions and facts materially affecting the business and prospects of Purchaser.

 Purchaser has not withheld knowledge of any events, conditions or facts it has reasonable ground to know may materially affect the business and prospects of Purchaser. None of the representations and warranties made by the Purchaser in this Agreement or set forth in any other instrument furnished to the Shareholders contain any untrue statement of a material fact, fail to state material facts or fail to state facts necessary to make the statements of fact made not misleading.

ARTICLE 4

CONDUCT OF BUSINESS OF ACQUIRED CORPORATION PENDING CLOSING DATE

Conduct of Business in Its Usual and Ordinary Course

 4.01. The Founding Shareholders, and each of them, will cause AirRover Networks, Inc. to carry on its business in substantially the same manner as previous to the date of execution of this Agreement, and to:

  (a) Continue in full force the amount and scope of insurance coverage carried prior to that date;

  (b) Cause AirRover Networks, Inc. to maintain its business organization and keep it intact, to retain its present employees and to maintain its goodwill with suppliers, customers and others having business relationships with it;

  (c) Exercise due diligence in safeguarding and maintaining confidential reports and data used in its business; and

  (d) Maintain its assets and properties in good condition and repair, and not sell or otherwise dispose of any of its assets or properties, except sales of inventory in the usual and ordinary course of business.

Satisfy Conditions Precedent

 4.02. The Shareholders, and each of them, will use their best efforts to cause AirRover Networks, Inc. to satisfy all conditions precedent contained in this Agreement.

Access to Information and Documents

 4.03. (a) The Shareholders, and each of them, will cause AirRover Networks, Inc. to afford the officers and representatives of Purchaser, from the date of this Agreement until consummation of the Plan of Reorganization, full access during normal business hours to all properties, books, accounts, contracts, commitments and any other records of any kind of AirRover Networks, Inc. Sufficient access shall be allowed to provide Purchaser with full opportunity to make any investigation it desires to make of AirRover Networks, Inc. and to keep itself fully informed of the affairs of AirRover Networks, Inc.

  (b) In addition, the Shareholders, and each of them, will cause AirRover Networks, Inc. to permit Purchaser to make extracts or copies of all such books, accounts, contracts, commitments and records, and to furnish to Purchaser, on demand, any further financial and operating data of AirRover Networks, Inc. as Purchaser reasonably requests.

  (c) Purchaser will use any information obtained under this paragraph only for its own purposes in connection with the consummation of the transaction contemplated by this Agreement, and will not divulge the information to any other person. In the event the transaction contemplated by this Agreement is not consummated within forty-five(45) days of the date of mutual execution, all documents or information gathered by Purchaser hereunder will be returned to AirRover Networks, Inc. forthwith.

Negative Covenants

 4.04. Except with the prior written consent of Purchaser, the Shareholders, and each of them, agree that AirRover Networks, Inc. will not:

  (a) Incur any liabilities, other than current liabilities incurred in the usual and ordinary course of business;

  (b) Incur any mortgage, lien, pledge, hypothecation, charge, encumbrance or restriction of any kind;

  (c) Become a party to any contract, or renew, extend or modify any existing contract, except in the usual and ordinary course of business;

  (d) Make any capital expenditures, except for ordinary repairs, maintenance and replacement;

  (e) Declare or pay any dividend, or make any other distribution, to shareholders;

  (f) Purchase, retire or redeem any shares of its capital stock;

  (g) Issue or sell additional shares of its capital stock, whether or not such shares have been previously authorized or issued;

  (h) Issue or sell any warrants, rights or options to acquire any shares of its capital stock;

  (i) Amend its Articles of Incorporation or Bylaws;

  (k) Pay or agree to pay any bonus, increase in compensation, pension or severance pay to any director, shareholder, officer, consultant, agent or employee;

  (l) Discharge or satisfy any lien or encumbrance, nor pay any obligation or liability, except current liabilities shown on the balance sheet dated March 31, 2004, or incurred in the usual and ordinary course of business since that date;

  (m) Merge or consolidate with any other entity;

  (n) Enter into any transactions or take any acts that would constitute a breach of the representations and warranties contained in this Agreement; and

  (o) Institute, settle, or agree to settle, any action or proceeding before any court or governmental body.

Consultation

 4.05. AirRover Networks, Inc. and the Shareholders will consult with Purchaser at all times until the Closing Date with respect to the operation and conduct of AirRover Networks, Inc.’s business.

ARTICLE 5

CONDUCT OF BUSINESS OF PURCHASER PENDING CLOSING DATE

Conduct of Business in Its Ordinary Course

 5.01. Purchaser will carry on its business in substantially the same manner as before the date of execution of this Agreement.

Satisfy Conditions Precedent

 5.02. Purchaser will use its best efforts to satisfy all conditions precedent contained in this Agreement.

Access to Information and Documents

 5.03. (a) Purchaser will provide the Shareholders, from the date of this Agreement until the consummation of the Plan of Reorganization, full access during normal business hours to all properties, books, accounts, contracts, commitments and records of Purchaser. Sufficient access shall be allowed to provide the Shareholders with full opportunity to make any investigation he desires to make of Purchaser and to keep themselves fully informed of the affairs of Purchaser.

  (b) Purchaser will permit the Shareholders to make extracts or copies of all books, accounts, contracts, commitments and records. Additionally, Purchaser will furnish to the Shareholders, within two (2) days after demand, any further financial and operating data and other information concerning its business and assets that the Shareholders reasonably requests.

  (c) The Shareholders may use any information secured pursuant to this paragraph only for their own purposes in connection with the consummation of the transaction contemplated by this Agreement and may not divulge the information to any other persons.

Negative Covenants

 5.04. Except with the prior written consent of the Shareholders, Purchaser may not declare or pay any dividend or make any other distribution to its shareholders, except as may be required by the terms of Purchaser’s issued and outstanding Series A preferred stock.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDER

Conditions Precedent to Closing

 6.01. The obligations of the Shareholders, and each of them, to consummate the Plan of Reorganization in this Agreement shall be subject to the conditions precedent specified in this Article 6.

Truth of Representations and Warranties and Compliance With Covenants

 6.02. The representations and warranties of Purchaser contained in this Agreement shall be true as of the Closing Date with the same effect as though made on the Closing Date. Purchaser shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date. Purchaser shall deliver to the Shareholders a certificate dated as of the Closing Date and signed by the President or a Vice President of Purchaser, certifying the truth of the representations and warranties.

Opinion of Counsel for Purchaser

 6.03. The Purchaser shall deliver to the Shareholders an opinion of counsel for the Purchaser, referred to as “Purchaser’s Counsel”, dated the Closing Date, to the effect that:

  (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power to carry on the business in which it is engaged;

  (b) The shares of common stock of the Purchaser to be delivered to the Shareholders hereunder will have been duly authorized and validly issued, and will be fully paid and non-assessable;

  (c) The Articles of Incorporation, the Bylaws, the minutes, share certificates and any contracts to which the Purchaser is a party do not prevent the Purchaser from delivering good title to the shares of its shares of common stock pursuant to the terms of this Agreement;

  (d) This Agreement is the valid and binding obligation of the Purchaser, in accordance with its terms, except as limited by bankruptcy, insolvency or other laws affecting the enforcement of creditor’s rights;

  (e) Purchaser’s Counsel has no knowledge of any facts that might adversely affect the title of the Shareholders to the shares of common stock of Purchaser to be delivered pursuant to the terms of this Agreement. Purchaser’s Counsel has no knowledge of any defects or limitations on the title of the Purchaser to any of its assets or properties; and

  (f) Purchaser’s Counsel has no knowledge of any litigation, or governmental investigation or labor dispute pending or threatened against the Purchaser, its business or properties.

 In rendering the opinion specified in this paragraph, Purchaser’s Counsel may rely on certificates of public officials, certificates of officers of the Purchaser, and any other evidence that Purchaser’s Counsel deems appropriate.

No Restrictions

 6.04. No action or proceeding by any governmental body or agency shall have been threatened, asserted or instituted to prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

Conditions Precedent to Closing

 7.01. The obligations of Purchaser to consummate the Plan of Reorganization in this Agreement shall be subject to the conditions precedent specified in this Article 7.

Truth of Representations and Warranties and Compliance With Covenants

 7.02. The representations and warranties of the Shareholders, and each of them, contained in this Agreement shall be true as of the Closing Date, with the same effect as though made on the Closing Date. The Shareholders, and each of them, shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Closing Date. The Shareholders shall deliver to Purchaser a certificate dated the Closing Date and signed by each of the Shareholders, certifying the truth of the representations and warranties.

Acceptability of Papers and Proceedings

 7.03. To the extent requested by Purchaser, the form and substance of all papers and proceedings under this Agreement shall be acceptable to counsel for Purchaser.

Opinion of Counsel for the Shareholder

 7.04. The Shareholders, and each of them, shall deliver to the Purchaser an opinion of counsel for the Shareholders, referred to as “Shareholders’ Counsel”, dated the Closing Date, to the effect that:

  (a) AirRover Networks, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland with full corporate power to carry on the business in which it is engaged;

  (b) (i The shares of capital stock of AirRover Networks, Inc., which are the subject of this Agreement, have been duly authorized and validly issued, and are fully paid and non-assessable; and

   (ii) The shares of capital stock of AirRover Networks, Inc. exchanged in this transaction constitute 100% percent of all of the issued and outstanding shares of capital stock of AirRover Networks, Inc.

  (c) The Articles of Incorporation, the Bylaws, the minutes, share certificates and any contracts to which AirRover Networks, Inc. or the Shareholders are a party do not prevent the Shareholders from delivering good title to the shares of such capital stock in the manner specified in this Agreement.

  (d) This Agreement is the valid and binding obligation of the Shareholders, and each of them, in accordance with its terms, except as limited by bankruptcy, insolvency or other laws affecting the enforcement of creditor’s rights;

  (e) Shareholders’ Counsel has no knowledge of any facts that might adversely affect the title of the Purchaser to the shares of capital stock of AirRover Networks, Inc. being transferred under this Agreement. Shareholders’ Counsel has no knowledge of any defects or limitations on the title of AirRover Networks, Inc. to any of its assets or properties; and

  (f) Shareholders’ Counsel has no knowledge of any litigation, or governmental investigation or labor dispute pending or threatened against AirRover Networks, Inc., its business or properties or the capital stock of AirRover Networks, Inc. transferred under this Agreement.

 In rendering the opinion specified in this paragraph, Shareholders’ Counsel may rely on certificates of public officials, certificates of officers of AirRover Networks, Inc. and the Shareholders, and any other evidence that Shareholders’ Counsel deems appropriate.

Certified Financial Statements

 7.05. The Shareholders, and each of them, are not aware of any facts that would prevent an independent auditor from performing an audit of the financial statements of AirRover Networks, Inc.

Retention of Officers and Directors

 7.06. The present officers and directors of AirRover Networks, Inc. shall remain in office subsequent to the Closing and until their earlier resignation or removal.

No Restrictions

 7.07. No action or proceeding by any governmental body or agency shall be threatened, asserted or instituted that prohibits the consummation of the transactions contemplated by this Agreement.

No Contracts Terminated

 7.08. AirRover Networks, Inc. shall not have terminated any contracts prior to the Closing Date that, in the aggregate would materially and adversely affect its business.

No Damage to Assets

 7.09. At the Closing Date, the machinery, equipment, inventory or other tangible property of AirRover Networks, Inc. shall not be damaged by fire, flood, accident, labor strife, act of war or any other cause beyond the reasonable power and control of the AirRover Networks, Inc. or the Shareholders to an extent that substantially affects the value of the property and assets. Loss or damage shall be considered to affect substantially the value of the properties and assets within the meaning of this paragraph, if the book value of the properties and assets lost or damaged exceeds ten percent (10%) of the total book value of all assets of AirRover Networks, Inc.

Condition Subsequent to Closing

 7.10. The obligations of Purchaser to consummate the Plan of Reorganization in this Agreement shall be subject to the condition subsequent that an audit of AirRover Networks, Inc. as of December 31, 2003, and for the period then ended, shall have been delivered to Purchaser within 60 days of the date of mutual execution of this Agreement. In this regard, the Shareholders, and each of them, shall cause AirRover Networks, Inc. to cooperate fully with the accounting firm that shall be selected to perform an audit of the financial statements of AirRover Networks, Inc.

ARTICLE 8

FURTHER AGREEMENTS

Registration of Certain of Purchaser’s Shares

 8.01 Purchaser shall cause 57,500 of the shares of common stock, on a pro rata basis out of their respective holdings (the “Registrable Shares”), to be issued to the Shareholders hereunder to be registered under the Securities Act of 1933, as amended. Purchaser agrees that the Registrable Shares shall be included by amendment to its currently pending registration statement on Form S-1.

Hold Harmless by the Founding Shareholders

 8.02 The Founding Shareholders, and each of them, shall hold AirRover Networks, Inc. and Purchaser, its affiliates, employees, agents and consultants, harmless from any and all liability arising under those certain promissory notes issued by AirRover Networks, Inc. to Michael Recker and Gerald Roletter (collectively, the “Promissory Notes”), true and correct copies of which are included in Schedule 8.02 hereto. The Promissory Notes shall, at or before Closing, have been delivered to AirRover Networks, Inc. and marked “paid and satisfied”.

ARTICLE 9

SURVIVAL OF WARRANTIES AND INDEMNIFICATION

Nature and Survival of Representations and Warranties

 9.01. All statements of fact contained in this Agreement, or in any memorandum, certificate, letter, document or other instrument delivered by or on behalf of AirRover Networks, Inc., Purchaser or the Shareholders pursuant to this Agreement shall be deemed representations and warranties made by any such party, respectively, to each other party under this Agreement. The covenants, representations and warranties of Purchaser and the Shareholders shall survive the Closing Date, and all inspections, examinations, or audits on behalf of the parties and the Shareholders for a period of one year following the Closing Date, except that the same shall survive for a period of three years with respect to issues relating to fraud and federal income taxes.

Indemnification by the Shareholders

 9.02. The Shareholders, and each of them, agree to indemnify and hold Purchaser and Acquired Corporation harmless after the date of this Agreement in respect to any damages as defined in this Paragraph 9.02. Damages, as used in this paragraph, shall include any claim, action, demand, loss, cost, expense, liability, penalty and other damage, including, but not limited to, attorney’s fees and other costs and expenses incurred attempting to avoid damages or in enforcing this indemnity, resulting to Purchaser or Acquired Corporation from:

  (a) Any materially inaccurate representation made by or on behalf of the Shareholder in or pursuant to this Agreement;

  (b) Material breach of any of the warranties by the Shareholders in or pursuant to this Agreement; or

  (c) Material breach or default of any of the obligations to be performed by the Shareholders under this Agreement.

 The Shareholders, jointly and severally, shall be required to reimburse Purchaser for any payment made or loss suffered by Purchaser or Acquired Corporation, at any time after the Closing Date, based on the judgment of any arbitrator or any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions with respect to any damages described in this paragraph. Notwithstanding anything herein to the contrary, it is acknowledged and agreed that any Damages amended to Purchaser under this or any other paragraph herein shall not, at any point, exceed an aggregate of $200,000.

Indemnification by Purchaser

 9.03. The Purchaser agrees to indemnify and hold the Shareholders harmless after the date of this Agreement in respect to any damages as defined in this Paragraph 9.03. Damages, as used in this paragraph, shall include any claim, action, demand, loss, cost, expense, liability, penalty and other damage, including, but not limited to, attorney’s fees and other costs and expenses incurred attempting to avoid damages or in enforcing this indemnity, resulting to the Shareholders from:

  (a) Any materially inaccurate representation made by or on behalf of the Purchaser in or pursuant to this Agreement;

  (b) Material breach of any of the warranties by the Purchaser in or pursuant to this Agreement; or

  (c) Material breach or default of any of the obligations to be performed by the Purchaser under this Agreement.

 The Purchaser shall be required to reimburse the Shareholders for any payment made or loss suffered by the Shareholders, at any time after the Closing Date, based on the judgment of any arbitrator or any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions with respect to any damages described in this paragraph. Notwithstanding anything herein to the contrary, it is acknowledged and agreed that any Damages amended to Purchaser under this or any other paragraph herein shall not, at any point, exceed an aggregate of $200,000.

Expenses

 9.04. The Shareholders shall pay all of their own expenses incurred by them arising out of this Agreement and the transactions contemplated in this Agreement, including, but not limited to, all fees and expenses of their counsel and accountants; provided, however, it is specifically agreed by the Purchaser that AirRover Networks, Inc. may pay up to $5,000.00 of the expenses incurred by the Shareholders arising out of this Agreement and the transactions contemplated in this Agreement. Whether or not this Agreement is terminated, each of the parties shall bear all expenses incurred by them in connection with this Agreement and in the consummation of the transactions contemplated by, and in preparation of, this Agreement.

ARTICLE 10

COMPLIANCE WITH SECURITIES LAWS

Unregistered Stock Under Federal Securities Act

 10.01. (a) The Shareholders, and each of them, acknowledge that the shares of the Purchaser’s Common Stock to be delivered to the Shareholders pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended, referred to in this Agreement as the “1933 Act”, and that, therefore, the shares of Purchaser Common Stock is not transferable, except as permitted under various exemptions contained in the 1933 Act and the Rules of the Securities and Exchange Commission under the 1933 Act. The provisions contained in this paragraph 10.01 are intended to ensure compliance with the 1933 Act.

No Distribution of Stock to Public

  (b) The Shareholders, and each of them, represent and warrant to Purchaser that the Shareholders are acquiring the shares of the Purchaser’s Common Stock under this Agreement for the Shareholders’ respective accounts for investment, and not for the purpose of resale or any other distribution of the shares. The Shareholders, and each of them, also represent and warrant that the Shareholders have no present intention of disposing of all or any part of such shares at any particular time, for any particular price or on the happening of any particular circumstances. The Shareholders, and each of them, acknowledge that the Purchaser is relying on the truth and accuracy of the warranties and representations set forth in this paragraph in issuing the shares, without first registering the shares under the 1933 Act.

No Transfers in Violation of the 1933 Act

  (c) The Shareholders, and each of them, covenant and represent that none of the shares of Purchaser’s Common Stock that will be issued to the Shareholders pursuant to this Agreement will be offered, sold, assigned, pledged, transferred or otherwise disposed of, except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the Securities and Exchange Commission under the 1933 Act. Therefore, the Shareholders, and each of them, agree not to sell or otherwise dispose of any of the shares of the Purchaser’s Common Stock received pursuant to this Agreement, unless the Shareholders:

  (i) Have delivered to Purchaser a written legal opinion in form and substance satisfactory to counsel for Purchaser, to the effect that the disposition is permissible under the terms of the 1933 Act and regulations under the 1933 Act;

  (ii) Have complied with the registration and prospectus requirements of the 1933 Act relating to such a disposition; or

  (iii) Have presented Purchaser satisfactory evidence that such a disposition is exempt from registration under the 1933 Act.

 Purchaser shall place a stop transfer order against transfer of shares, until one of the conditions set forth in this paragraph has been met.

Investment Legend on Certificates

  (d) The Shareholders, and each of them, agree that the certificates evidencing the shares of Purchaser Common Stock the Shareholders will receive under this Agreement will contain the following, or substantially similar, legend:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN TAKEN FOR INVESTMENT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, IS IN EFFECT AS TO THE SECURITIES, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS IN FACT APPLICABLE TO SUCH OFFER OR SALE.”

Indemnification by the Shareholders

  (e) If, at any time in the future, the Shareholders sell or otherwise dispose of any of the shares of Common Stock received from Purchaser without registration under the 1933 Act or any similar federal statute that may then be in effect, the Shareholders, and each of them, agree to indemnify and hold harmless Purchaser against any claims, liabilities, penalties, costs and expenses that may be asserted against or suffered by Purchaser as a result of such disposition.

ARTICLE 11

TERMINATION

Default

 11.01. Purchaser or the Shareholders may, by written notice, on or at any time prior to the Closing Date, terminate this Agreement by notice to the other party in the event:

  (a) One party has determined that any material representation of the other party is untrue;

  (b) The other party has defaulted under the Agreement by failing to perform any of its covenants and agreements contained in this Agreement; and

  (c) Each default has not been fully cured within three (3) days after receipt of the notice specifying particularly the nature of the default.

Delay

 11.02. If consummation of the transaction specified in this Agreement has not occurred by 11:59 p.m., Louisiana time, on July 31, 2004, any party that is not in default in the timely performance of any of its covenants and conditions may terminate this Agreement subsequent to that time by giving written notice of termination to the other party. The written notice of termination shall be effective upon the delivery of the notice in person to an officer of the party or, if served by mail, upon the receipt of the notice by such party.

Damage or Loss

 11.03. Purchaser may, at its option, terminate this Agreement prior to the Closing Date, if AirRover Networks, Inc. has suffered any damage, destruction or loss (whether or not covered by insurance) that materially and adversely affects the property, business or financial condition of AirRover Networks, Inc. Damage, destruction or loss shall be considered materially and adversely to affect the properties, business or financial condition of AirRover Networks, Inc. if the book or market value (whichever is lower) of the assets damaged, destroyed or lost exceeds ten percent (10%) in book or market value (whichever is lower) of all assets of AirRover Networks, Inc.

ARTICLE 12

MISCELLANEOUS

Public Announcements

 12.01. Purchaser shall have the exclusive right to issue a press release or otherwise make any public statements with respect to the existence of this Agreement or the transactions contemplated by this Agreement.

Amendments

 12.02. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the President of Purchaser and the Shareholders.

Waiver

 12.03. Either Purchaser or the Shareholders may, in writing:

  (a) Extension of Time. Extend the time, to a date certain, for the performance of any of the obligations of any other party to the Agreement, including Purchaser, AirRover Networks, Inc. or the Shareholders.

  (b) Waiving Inaccuracies. Waive any inaccuracies and misrepresentations contained in this Agreement or any document delivered pursuant to this Agreement made by any other party to this Agreement, including Purchaser, AirRover Networks, Inc. or the Shareholders.

  (c) Waiving Compliance With Covenants. Waive compliance with any of the covenants or performance of any obligations contained in this Agreement by any other party to this Agreement, including Purchaser, AirRover Networks, Inc. or the Shareholders.

  (d) Waiving Satisfaction of Condition Precedent or Condition Subsequent. Waive the fulfillment of any condition precedent or condition subsequent to the performance by any other party to the Agreement, including Purchaser, AirRover Networks, Inc. or the Shareholders.

Arbitration

 12.04. All parties agree that any dispute arising between or among them related to this Agreement or the performance hereof shall be submitted for resolution to the American Arbitration Association for arbitration in the Dallas, Texas, office of the Association under the then-current rules of arbitration. The Arbitrator or Arbitrators shall have the authority to award to the prevailing party its reasonable costs and attorneys fees. Any award of the Arbitrators may be entered as a judgment in any court competent jurisdiction.

Assignment

 12.05. (a) Neither this entire Agreement nor any right created by the Agreement shall be assignable by either the Shareholders or Purchaser, without the prior written consent of the other, except by the laws of succession.

  (b) Except as limited by the provisions of paragraph (a), this Agreement shall be binding on, and inure to the benefit of, the respective successors and assigns of the parties, as well as the parties.

  (c) Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their successors, any rights or remedies under this Agreement.

Notices

 12.06. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, provided that the communication is addressed:

(a) If to Purchaser:

Air-Q Wi-Fi Corporation

5555 Hilton Avenue, Suite 207

Baton Rouge, Louisiana 70808

with a copy to

Newlan & Newlan

819 Office Park Circle

Lewisville, Texas 75057

(b) If to Shareholders:

In care of Michael Recker

408 Inspiration Lane

Gaithersburg, Maryland 20878

with a copy to:

Darla McClure, Esquire

25 West Middle Lane

Rockville, Maryland 20850

Paragraph Headings

 12.07. Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Entire Agreement

 12.08. This instrument and the exhibits to this instrument contain the entire Agreement between the parties with respect to the transaction contemplated by the Agreement. It may be executed in any number of counterparts, but the aggregate of the counterparts together constitute only one and the same instrument.

Effect of Partial Invalidity

 12.09. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be constructed as if it never contained any such invalid, illegal or unenforceable provisions.

Controlling Law

 12.10. The validity, interpretation and performance of this agreement shall be controlled by and construed under the laws of the State of Delaware.

Specific Performance

 12.11. The parties declare that it is impossible to measure in money the damages that will accrue to a party or its successors as a result of the other parties’ failure to perform any of the obligations under this Agreement. Therefore, if a party or its successor institutes any action or proceeding to enforce the provisions of this Agreement, any party opposing such action or proceeding agrees that specific performance may be sought and obtained for any breach of this Agreement.

 Executed as of the date first above written, at Gaithersburg, Maryland, and Baton Rouge, Louisiana.

“SHAREHOLDERS”:	“PURCHASER”:
/s/ MICHAEL RECKER
Michael Recker	AIR-Q WI-FI CORPORATION
/s/ GERALD ROLETTER	By: /s/ DAVID LOFLIN
Gerald Roletter	David Loflin, President
/s/ FREDERIC DIGGS
Frederic Diggs	/s/ MATT WHITE
/s/ BARBARA NEFF	Matt White
Barbara Neff	/s/ SAENG THONGPHUCHANH
/s/ ROB BLANCHARD	Saeng Thongphuchanh
Rob Blanchard	/s/ CHARLIE ABOD
/s/ CHRIS ROLETTER	Charlie Abod
Chris Roletter	/s/ MIKE BARRETTA
/s/ STEVE JUDY	Mike Barretta
Steve Judy